UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 20, 2019

A10 NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36343	20-1446869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 West Plumeria Drive

San Jose, CA 95134

(Address of principal executive offices, including zip code)

(408) 325-8668

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	ATEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2019, A10 Networks, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with VIEX Capital Advisors, LLC (“VIEX”), VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund, LP – Series Two, VIEX GP, LLC, VIEX Special Opportunities Fund II, LP, VIEX Special Opportunities GP II, LLC, VIEX Special Opportunities Fund III, LP, VIEX Special Opportunities GP III, LLC and Eric Singer (collectively, the “VIEX Group”), which amends and restates the letter agreement dated as of July 26, 2019, between the Company and the VIEX Group. Among other things, the Letter Agreement provides that:

•

Promptly following the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) but no later than December 15, 2019, the Company will increase the size of its Board of Directors (the “Board”) to seven and appoint the Company’s new Chief Executive Officer to the Board to fill the resulting vacancy.

•	From the date of the Letter Agreement until the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), the Board shall not be increased above seven directors.

•	The Company will hold the 2020 Annual Meeting no later than May 31, 2020.

•	At the 2020 Annual Meeting, the Board shall be reduced to six directors and shall not be increased above six directors for the remainder of the Restricted Period (as defined below).

•

Prior to the expiration of the Restricted Period, VIEX has the right to identify one independent director for appointment to the Board (the “Additional Designee”), and the Board must take appropriate action to appoint that person. If VIEX exercises this right, VIEX can elect to have the Additional Designee (i) be included in the Board’s slate for election at the 2020 Annual Meeting or (ii) replace Phillip J. Salsbury as a director on the Board.

•

The Company will nominate and support Mr. Singer and Tor R. Braham and any Additional Designee (collectively, the “VIEX Designees”) for election as directors at the 2019 Annual Meeting and 2020 Annual Meeting.

•

During the Restricted Period, if (1) any VIEX Designee cease to serve on the Board and (2) at that time the VIEX Group beneficially owns Net Long Shares (as defined in the Letter Agreement) representing in the aggregate at least two percent of the Company’s then-outstanding common stock, then VIEX will have the right to identify (and the Board will promptly appoint) another person to serve as a director in place of that VIEX Designee.

•	Mr. Singer will continue to serve on the Board’s strategy committee, compensation committee and nominating and corporate governance committees.

•	The VIEX Group will vote its shares of the Company’s common stock in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Letter Agreement.

•

The VIEX Group will abide by certain customary standstill provisions lasting from the date of the Letter Agreement until 11:59 p.m., Pacific time, on the day that is 30 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the Company’s 2021 annual meeting of stockholders (such period, the “Restricted Period”). The standstill provisions provide, among other things, that the VIEX Group cannot:

•	solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;

•	enter into a voting agreement or any “group” with stockholders of the Company, other than with other members of the VIEX Group or any of their Affiliates (as defined in the Letter Agreement);

•	encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors;

•	submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders;

•

acquire any securities of the Company or rights that would result in the VIEX Group and its Affiliates beneficially owning more than 11 percent of the then-outstanding Voting Securities (as defined in the Letter Agreement); or

•

other than through certain open market transactions and public offerings, sell securities of the Company to any person not a party to the Letter Agreement that, to VIEX’s knowledge, would result in such party having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 21, 2019, the Company issued a press release announcing the appointment of Dhrupad Trivedi as President and Chief Executive Officer of the Company, effective as of December 2, 2019. The Company has committed to appoint Mr. Trivedi to the Board within thirty days of him commencing employment with the Company. In connection with Mr. Trivedi’s appointment, Lee Chen will step down as President and Chief Executive Officer of the Company but will continue to serve as chairman of the Board. A copy of the press release related to this announcement is attached hereto as Exhibit 99.1.

Mr. Trivedi, age 52, joins the Company from Belden Incorporated (“Belden”), where he most recently was Executive Vice President running TripWire, Inc., a cybersecurity business, and Chief Technology Officer of Belden. Prior to this, Mr. Trivedi held other executive roles at Belden, including President of Belden’s Network Solutions Division; Vice President of Corporate Strategy and Development, leading the company’s M&A activities; and starting in Belden as President of Trapeze Networks, Inc. Prior to joining Belden, Mr. Trivedi held executive roles at JDS Uniphase Corporation from 1998 through 2010.

The Company entered into an offer letter with Mr. Trivedi on November 12, 2019 (the “Offer Letter”) that provides for a starting annual base salary of $500,000 and, commencing in 2020, a target annual performance-based bonus opportunity of one hundred percent (100%) of his annual salary, pursuant to the Company’s bonus program for the 2020 year established under the Company’s Executive Incentive Compensation Plan. In addition, the Offer Letter contemplates that Mr. Trivedi will be granted an award of restricted stock units covering 125,000 shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), which will be scheduled to vest annually over four years, subject to Mr. Trivedi’s continued service. Additionally, the Offer Letter contemplates that Mr. Trivedi will be granted an award of performance-based restricted stock units (the “PSU Award”) covering 375,000 shares of the Company’s Common Stock under the Plan, which will become eligible to vest upon the achievement of certain stock price targets as set forth below (the “Performance Milestones”), as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in equal, annual installments over a three-year period following achievement of the Performance Milestone.

Stock Price Achievement	Amount of PSU Award Eligible to Vest
$8.50	125,000 shares
$9.50	125,000 shares
$10.50	125,000 shares

The stock price achievement will be determined based on the average, trailing, one hundred (100) day closing price of a share of the Company’s common stock (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award and ending on the four (4) year anniversary of such grant date (the “Performance Period”).

If a change in control of the Company (“CIC”) occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then the amount of consideration to be received by the Company’s stockholders in the CIC will be measured against such Performance Milestone to determine whether any such Performance Milestone will be achieved in order for such portion of the award to become eligible to vest. If a CIC occurs prior to the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then 100% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. In addition, if a CIC occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date but before the two (2) year anniversary of his start date, then 50% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. Any portion of the PSU Award that becomes eligible to vest in connection with a CIC will be scheduled to vest in equal, annual installments over a three-year period following the date of the CIC subject to continued service through the applicable vesting date. Any remaining portion of the PSU Award that has not become eligible to vest will be forfeited in connection with the CIC.

Upon commencing employment with the Company, Mr. Trivedi will also be entitled to become a party to a Change in Control and Severance Agreement (the “Severance Agreement”), providing for severance if his employment is terminated as follows:

•

Without Cause and not due to his death or Disability or his resignation for Good Reason (as those terms are defined in the Severance Agreement) other than during the period beginning on the date an agreement is entered into that would result in a Change in Control (as defined in the Severance Agreement) and provided that such Change in Control occurs, and ending on the date 12 months following such Change in Control (the “Change in Control Period”), the amount of severance would be Mr. Trivedi’s base salary rate, as in effect immediately prior to his termination of employment, for a period of twelve (12) months plus the reimbursement of COBRA premiums for continued health coverage for up to twelve (12) months.

•

Without Cause and not due to his death or Disability or his resignation for Good Reason during the Change in Control Period, a lump-sum payment equal to twelve (12) months of Mr. Trivedi’s annual base salary as in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the Change in Control (as applicable). Mr. Trivedi will additionally receive a lump-sum payment equal to one hundred percent (100%) of the greater of (A) his target bonus as in effect for the fiscal year in which the Change in Control occurs, or (B) his target bonus as in effect for the fiscal year in which the termination of his employment occurs. The Company also will reimburse Mr. Trivedi for COBRA premiums for continued health coverage for a period of up to twelve (12) months. Further, one hundred percent (100%) of Mr. Trivedi’s then-outstanding and unvested equity awards that are subject to continued service-based vesting criteria, and that no longer are or never were subject to the achievement of performance-based or other similar vesting criteria, will become vested in full and, with respect to any equity awards that are subject to performance-based or other similar vesting criteria, unless provided otherwise in the award agreement or other applicable agreement between Mr. Trivedi and the Company, the vesting will accelerate as to one hundred percent (100%) of the equity award assuming performance achievement at target levels.

The severance benefits under the Severance Agreement are conditioned on his timely entering into and not revoking the Company’s then-standard separation agreement and release of claims as well as continued compliance with his obligations under his confidential information and invention assignment agreement with the Company.

The foregoing description of Mr. Trivedi’s compensation, terms and conditions of his employment and treatment of Mr. Trivedi upon certain terminations of employment is qualified in its entirety by the full texts of the Offer Letter and the Severance Agreement, which are filed as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

In addition, Mr. Trivedi will enter into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-194015) filed with the Securities and Exchange Commission on March 10, 2014.

There is no arrangement or understanding between Mr. Trivedi and any other persons pursuant to which Mr. Trivedi was elected as Chief Executive Officer or will be appointed as a director. There are no family relationships between Mr. Trivedi and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of November 20, 2019, among A10 Networks, Inc., VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund, LP – Series Two, VIEX GP, LLC, VIEX Special Opportunities Fund II, LP, VIEX Special Opportunities GP II, LLC, VIEX Special Opportunities Fund III, LP, VIEX Special Opportunities GP III, LLC, VIEX Capital Advisors, LLC and Eric Singer.

10.2	Offer Letter, dated November 12, 2019, by and between the Registrant and Dhrupad Trivedi

10.3	Form of CEO Change in Control and Severance Agreement

99.1	Press Release dated November 21, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A10 NETWORKS, INC.

By:	/s/ Tom Constantino
Tom Constantino
Executive Vice President and Chief Financial Officer

Date: November 21, 2019